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EXHIBIT 10.1

EMPLOYMENT AGREEMENT

        THIS AGREEMENT, entered into this 12th day of April, 2002, by and between Richard C. Hayden (hereinafter referred to as "Employee") and Phillip G. McDowell, Robert Harris, Loretta Griffin, Robin Worley, Bryant Hightower, and Ken Blair (hereinafter collectively referred to as "Employer");

        WHEREAS, Employer desires to organize, charter and form a new community-based banking corporation in the Carroll County area; and

        WHEREAS, Employee plans to form a new corporation or other legal entity to hold the charter for such banking corporation, but wishes to employ Employee to aid in the development of that entity and the formation of the banking corporation prior to the creation of that new entity; and

        WHEREAS, Employee wishes to enter into such employment subject to the benefits and the requirements contained herein;

        NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the sufficiency of which are acknowledged by the parties hereto, the parties agree as follows:

I. TERMS OF EMPLOYMENT

        A)    Employment:    The Employer agrees to employ the Employee, and the Employee agrees to accept the employment described in this Agreement.

        B)    Duties:    (1) The Employee shall serve as the President and Chief Executive Officer of the banking corporation being formed by the Employer. He shall immediately assume that title and shall act in all ways and take all-actions that are customarily associated with such a position. Employee shall be responsible for the day to day operations, strategic planning, and implementation of the Employer's business as it pertains to the formation of such business. Employee shall immediately begin efforts to organize, promote and form the community based banking corporation which is planned by the Employer, as such efforts and duties may be designated Employer.

          (2)  In the event that the Employer is not able to gain approval of a charter to form a banking corporation from the State of Georgia or the Office of Currency and Comptroller with the Employee in the position as the President and Chief Executive Officer of such banking corporation, then Employee agrees to accept the title and position of Executive Vice President and Chief Credit Officer of the banking corporation. In the case of such an occurrence, the Employee shall still be entitled to the Base Compensation Benefits and Expenses provided for in Section II, Paragraphs A, B and C of this Agreement at the same level and under the same terms. Should Employee become the Executive Vice President and Chief Credit Officer, he will carry out such duties as are necessary and required by such a position and continue to organize, promote and form the community based banking corporation under the direction of the Employer and any president and chief executive officer who may then be named.

          (3)  Employee shall devote his full time efforts to his employment hereunder and shall at all times act in a professional manner, in keeping with the nature of his responsibilities and duties, and the rules and regulations of any local, state or federal agencies.

        C)    Term.    The term of the Agreement shall be for two (2) years, and shall begin upon the date first above written

II. COMPENSATION

        A)    Base Compensation:    Employee shall receive a salary of $108,000.00 per year, payable in accordance with terms agreed to between the parties, but, in no event, on less than a monthly basis.

        B)    Benefits.    Employee shall receive medical and dental coverage for himself and all dependant members of his family, such coverage to be paid for by the Employer. Employee shall also be covered by a policy of disability insurance, such coverage to be paid for by the Employer. The levels of coverage and terms of coverage of the medical, dental and disability policies provided for herein shall be at least as beneficial as the coverages provided to Employee by Colonial Bank as of his cessation of employment with that corporation.

        C)    Expenses.    Employer shall reimburse the Employee for reasonable out-of-pocket expenses incurred by the Employee in the fulfilling of his duties. The Employer shall pay dues required to retain Employees memberships in such social and civic clubs and professional organizations as approved by Board.

        D)    Experienced Assistance:    Employer pledges that, in order to aid Employee in the performance of his duties, to ensure Employee's approval as President of the planned banking corporation, and to further the creation of such corporation, Employer: 1) will have two (2) individuals as directors of the banking corporation who have experience as independent bank directors; and 2) will hire an experienced chief credit officer and chief financial officer for that banking corporation at such salaries as may be approved by the Employer. All such individuals must be acceptable to the State or Federal entity responsible for chartering the new banking corporation.

        E)    Facilities:    Within its financial means and in keeping with the plans of the Employer, Employer shall provide Employee with adequate office facilities, equipment, cellular phone service, supplies and staff to carryout the requirements of his employment.

        F)    Future Benefits Package:    Employer hereby agrees and covenants that should the new banking corporation be chartered and established and should the Employee be approved as President of that new banking corporation by the chartering authority, Employee shall be granted: (1) the same warrants for the purchase of stock in the new banking corporation as those granted to each organizer of the corporation; and (2) stock options, exercisable at the initial offering price of the corporation's common stock, as follows: a) if the corporation is cumulatively profitable within twenty-four (24) months of the date the bank opens for regular business, options for fifteen thousand (15,000) shares; b) if cumulatively profitable in thirty (30) months, ten thousand (10,000) shares; and d) if cumulatively profitable in thirty six (36) months or thereafter, five thousand (5,000) shares.

III. TERMINATION

        A)    For Cause:    The Employer may terminate the Employee's employment at any time "for cause" with immediate effect upon delivering written notice to the Employee. For purposes of this Agreement, "for cause" shall include: (1) embezzlement, theft, larceny, material fraud, or other acts of dishonesty; (2) a material violation by the Employee of any of his obligations or duties under the terms of this Agreement or any rules, regulations or requirements placed upon him in his employment by any state or federal banking or commerce agency; (3) conviction of or entry of a plea of nolo contendere to a felony or other crime which has or may have a material adverse effect on the Employee's ability to perform his duties; (4) conduct involving moral turpitude; (5) gross insubordination or repeated insubordination after ..written warning by Employer; and (6) material and continuing failure by the Employee to perform the duties described herein in a quality and professional manner following thirty (30) days written warning by the Employer. Upon termination for cause, the Employer's sole and exclusive obligation to Employee will be to pay his compensation earned through the date of termination.

        B)    Upon Death or Disability.    The Employer may terminate the Employee's employment upon the Employee's death or on the Employee's total disability. Total Disability shall mean Employee's inability to perform his duties hereunder due to mental or physical illness for a period of two

(2) consecutive months. Upon Employee's termination for death or disability, the Employer's sole obligation shall be to pay Employee's compensation through the termination date.

        C)    Without Cause:    The Employer may terminate the Employee's employment without cause only after the expiration of the two (2) year term of this Agreement. This Agreement may be terminated prior to its terms by mutual agreement of the parties executed in writing.

IV. ADDITIONAL PROVISIONS

        A)    Confidentiality:    During his employment and thereafter, the Employee shall not disclose to anyone any confidential information regarding the Employer or the business of the Employer. For the purposes of this Agreement, "confidential information" shall include any of the Employer's confidential proprietary or trade secret information that is disclosed to Employee or Employee learns as a result of his employment, such as, but not limited to, any financial information, financial data, financial plans, business plans -or strategies of the Employer, the Employer's business, or its customers, investors or shareholders.

        B)    Notices.    Any notice permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States Mail, postage prepaid, addressed to the Employer at:

    Phillip G. McDowell
    P.O. Box 858
    Carrollton, GA 30117

        addressed to the Employee at:

    Richard C. Hayden
    305 Kramer Street
    Carrollton, GA 30117

or at any other address as any party may designate by notice given in compliance with this paragraph.

        C)    Governing Law:    This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia.

        D)    Titles and Captions.    All section titles or captions contained in this Agreement are for convenience only and should not be deemed part of the context of this Agreement.

        E)    Entire Agreement:    This Agreement contains the entire understanding of the parties and supersedes any prior understandings and agreements among the parties respecting the subject matter hereof.

        F)    Assignment:    This Agreement shall not be assigned or transferred by any party hereto without the express written consent of the other party. Notwithstanding this provision, this Agreement and the duties provided for hereunder may be assigned by Employer to the new banking corporation upon formation and chartering of that entity.

        G)    Binding Agreement.    This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

        H)    Attorneys Fees and Cost.    In the event arbitration or suit is brought by any party to this Agreement to enforce any of its terms, and in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorney's fees and costs incurred, such sum to be fixed by the arbitrator or court.

        I)    Arbitration:    Any controversy between the parties involving the construction or application of the terms of this Agreement shall, upon written request of either party served upon the other party as other notices required herein, be submitted to binding arbitration. The arbitration shall comply with and be governed by the rules and regulations of the American Arbitration Association. The parties shall agree on one person to hear and determine the dispute as arbitrator, and if they cannot agree, then they shall each appoint an arbitrator and those two arbitrators shall select a third arbitrator to hear the dispute as a panel with a majority of the panel making a final determination. The costs of arbitration shall be borne initially by both parties, subject to the terms of Section IV, Paragraph H of this Agreement.

        J)    Partial Invalidity.    If any provision of this Agreement is found to be invalid or void by a court of competent jurisdiction, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

        IN WITNESS WHEREOF, the parties have set their hands and seals the date and year above written.

EMPLOYEE:
/s/ RICHARD C. HAYDEN	(SEAL)
RICHARD C. HAYDEN

EMPLOYER:
/s/ PHILLIP G. MCDOWELL	(SEAL)
PHILLIP G. MCDOWELL
/s/ ROBERT HARRIS	(SEAL)
ROBERT HARRIS
/s/ LORETTA GRIFFIN	(SEAL)
LORETTA GRIFFIN
/s/ ROBIN WORLEY	(SEAL)
ROBIN WORLEY
/s/ BRYANT HIGHTOWER	(SEAL)
BRYANT HIGHTOWER
/s/ KEN BLAIR	(SEAL)
KEN BLAIR

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of this 1st day of August, 2002, by and among Richard C. Hayden (hereinafter referred to as "Employee") and Phillip G. McDowell, Robert Harris, Loretta Griffin, Robin Worley, Bryant Hightower, and Ken Blair (hereinafter collectively referred to as "Employer").

        WHEREAS, Employee and Employer have entered into that certain Employment Agreement dated April 12, 2002 (the "Employment Agreement");

        WHEREAS, Employee and Employer desire to amend the Employment Agreement as set forth herein;

        NOW, THEREFORE, BE IT RESOLVED, that in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        Section II (A) is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

    "Employee shall receive a salary of $121,000.00 per year, payable in accordance with terms agreed to between the parties, but, in no event, on less than a monthly basis."

        FURTHER RESOLVED, that any capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

        FURTHER RESOLVED, that the parties acknowledge and agree that to the extent that the terms of this Amendment are in conflict with the terms of the Employment Agreement, this Amendment shall control. Except as modified by this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

        FURTHER RESOLVED, that this Amendment may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Employee and Employer have caused this Amendment to be signed and delivered as of the date first written above.

"Employee"
/s/ RICHARD C. HAYDEN Richard C. Hayden
"Employer"
/s/ KEN BLAIR Ken Blair, in his capacity as Chairman of the Board of Directors and on behalf of the Employer

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  EXHIBIT 10.1
EMPLOYMENT AGREEMENT
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT